Exhibit 99.1

NEWS RELEASE

Contact:	Barry Bass	Tripp Sullivan
	Chief Financial Officer	Corporate Communications, Inc.
	(301) 986-9200	(615) 254-3376
FIRST POTOMAC REALTY TRUST COMPLETES $50 MILLION TERM LOAN FACILITY
BETHESDA, Md. — (August 7, 2007) — First Potomac Realty Trust (NYSE:FPO) today announced that it has closed on a $50 million secured term loan facility. The facility, which matures in September 2010, has a one-year extension option and can be expanded to $100 million. Borrowings on the facility will bear interest at 70 to 125 basis points over LIBOR depending on the Company’s overall leverage level.
KeyBanc Capital Markets served as Lead Arranger and Sole Book Manager with KeyBank National Association acting as the Administrative Agent and sole lender.
Barry H. Bass, First Potomac’s chief financial officer, stated, “The proceeds from this term loan, which we discussed during our last earnings call, will be used to pay down our unsecured line of credit, giving us increased balance sheet flexibility. The loan allows us to take advantage of the value we have created in a pool of 16 stabilized properties. We are continuing to explore additional financing strategies to ensure that we maintain our strong financial position.”
About First Potomac Realty Trust
First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning and operating industrial properties and business parks in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland. The Company’s portfolio totals approximately 11.4 million square feet. The Company’s largest tenant is the U.S. Government.
First Potomac’s press releases are available at www.first-potomac.com or by contacting the Company at 301-986-9200.
Forward Looking Statements
The forward-looking statements contained in this press release are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete acquisitions on acceptable terms; and other risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
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7600 Wisconsin Avenue, 11th Floor • Bethesda, MD 20814 • Phone: (301) 986-9200 • Fax: (301) 986-5554